EXECUTION COUNTERPART

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) by and between SMSA Treemont Acquisition Corp., a Nevada corporation  (the “Seller”) and New Fortress Group, Ltd., a BVI corporation (the “Purchaser”), is entered into as of this 12th day of May, 2011.

WHEREAS, the Seller desires to sell and Purchaser wishes to purchase from the Seller 400,000 shares (the “Shares”) of its common stock (the “Common Stock”) for a purchase price of $400.00 (the “Purchase Price”):

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Purchase and Sale of the Shares.  At the closing of the transactions contemplated herein (the “Closing”), the Seller will sell, transfer, assign, set over and deliver to the Purchaser and the Purchaser will purchase from the Seller, the Shares.

SECTION 2. Delivery of the Shares and Other Matters.  At the Closing, the Seller shall deliver to the Purchaser evidence that the Shares have been issued in book entry form in the name of the Purchaser.

SECTION 3. Representations and Warranties of the Seller.  The Seller hereby represents and warrants to the Purchaser as follows:

3.1 The Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Purchaser at the Closing the Shares to be sold by the Seller hereunder and, upon consummation of the purchase contemplated hereby, the Purchaser will acquire from the Seller good, valid and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever.

3.2 This Agreement has been duly authorized, executed and delivered on behalf of the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.  The execution, delivery and performance of this Agreement, the sale and delivery of the Shares to be sold by the Seller, and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4, violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller under, any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Seller is a party or by which it or any of its property is bound or affected.

3.3 The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller or the transfer, conveyance and sale of the Shares to be sold by the Seller to the Purchasers pursuant to the terms hereof.

3.4 All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority or any other person, if any, required in connection with the execution, delivery and performance by the Seller of this Agreement or the transactions contemplated hereby have been or at the Closing will have been obtained by the Seller and will be in full force and effect.

3.5 No broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

SECTION 4. Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Seller that:

4.1 Such Purchaser understands that the Shares have not been registered under the Securities Act.  Such Purchaser will not sell or otherwise dispose of the Shares without registration under the Securities Act, and under applicable state securities or “Blue Sky” laws, or pursuant to an exemption therefrom.

4.2 Such Purchaser is sophisticated in financial matters, qualifies as an “accredited investor” within the meaning of Regulation D of the Securities Act and has had access to such information as it has desired with respect to the Company and the Shares.

4.3 Such Purchaser understands that it must bear the economic risk of the acquisition of the Shares made in connection herewith for an indefinite period of time because, among other reasons, the Shares have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available.

4.4 Such Purchaser acknowledges and understands that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the terms of its investment.

4.5 Such Purchaser is acquiring the Shares for its own account, solely with its own funds, for investment purposes only, without the intention of distributing or reselling all or any portion of the Shares, other than a distribution of the Shares to its owners, if any.

4.6 Such Purchaser has no need for liquidity with respect to the investment.

4.7 The Shares are not being transferred to such Purchaser by any form of general solicitation or advertising.

4.8 Such Purchaser has all requisite corporate power and authority to carry out the transactions contemplated hereby, and the execution, delivery and performance by such Purchaser of this Agreement has been duly authorized by all requisite corporate action.  This Agreement has been duly executed and delivered on behalf of such Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

SECTION 5. Indemnification.  Each party shall severally indemnify, defend and hold harmless the other parties, their partners, managers, directors, officers, members, shareholders, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal and accounting fees and expenses) based upon or arising out of (a) any inaccuracy or breach of any representation and warranty of such party herein, and (b) any breach of any covenant and agreement of such party herein.

SECTION 6. Notices.  All notices and other communications by a Purchaser or Seller hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.

SECTION 7. Entire Agreement; Effect on Prior Documents.  This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

SECTION 8. Amendments; Waiver.  Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement of the Seller and the Purchaser.

SECTION 9. Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

SECTION 10. Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 11. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Nevada without regard to its principles of conflicts of laws.

SECTION 12. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Purchase Agreement as of the date first written above.

SELLER	PURCHASER

SMSA TREEMONT ACQUISITION CORP. /s/ Timothy P. Halter ________________________________ Name: Timothy P. Halter, President	NEW FORTRESS GROUP, LTD. /s/ John Zhang ________________________________ Name: John Zhang Title: